Exhibit 99.1

For More Information:
Charles M. Jones III	John Marsh
Chief Executive Officer	President
Community Capital Bancshares Inc.	Marsh Communications LLC
229-446-2265	770-458-7553

Community Capital Bancshares Inc. Announces Resignation of its President

ALBANY, Ga., March 20, 2006 - Community Capital Bancshares Inc. (Nasdaq: ALBY), the holding company for Albany Bank & Trust and AB&T National Bank, today announced the resignation of Robert E. Lee, president and director of the company, chief executive officer and president of Albany Bank & Trust, and a director of both Albany Bank & Trust and AB&T National Bank. Lee’s resignation was effective March 17, 2006, to pursue other interests.

Community Capital Bancshares’ board of directors has initiated a search for qualified candidates to fill the position of president. In the interim, Paul E. Joiner, executive vice president and chief credit officer of the holding company, and chief credit officer of Albany Bank & Trust, will serve as president. Joiner has been with Community Capital Bancshares in his current position since 2000. Prior to that, he served as a vice president and commercial lender at Regions Bank in Albany. Joiner has over 30 years of lending and banking experience in the Albany market.

“We appreciate Bob Lee’s service to Community Capital Bancshares and our banks, and we wish him well,” said Charles M. Jones III, chairman and chief executive officer. “We have begun a rigorous search for his successor and are confident that our already strong executive management team, with Paul Joiner in the role of president, will seamlessly manage the company through this transition.”

About Community Capital Bancshares Inc.
Headquartered in Albany, Ga., Community Capital Bancshares is the $310 million-asset holding company for Albany Bank & Trust and AB&T National Bank. Albany Bank & Trust has three banking locations in Albany and a loan production office in Charleston, S.C. AB&T National Bank has offices in Dothan, Ala., and Auburn, Ala. The holding company’s common stock is traded on the Nasdaq Capital Market under the symbol “ALBY”.

Safe Harbor Statement - Forward-Looking Statements
Statements made in this release by Community Capital Bancshares Inc. (the Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in expanding our operations into new geographic areas and dealing with an additional regulatory agency; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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